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                                                                    EXHIBIT 99.1

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE



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IN RE:                              )    Chapter 11
                                    )
CORAM HEALTHCARE CORP. and          )    Case Nos. 00-3299 (MFW)
CORAM, INC.,                        )    through 00-3300 (MFW)
                                    )
                      Debtors.      )    (Jointly Administered Under
                                    )    Case No. 00-3299 (MFW) )
------------------------------------

                                   OPINION(i)

         Before the Court is the request of the chapter 11 trustee of Coram Healthcare Corporation ("CHC") and Coram, Inc. ("Coram" and collectively with CHC "the Debtors") for approval of the Trustee's Second Amended Joint Plan of Reorganization ("the Trustee's Plan"). The Official Committee of Equity Security Holders ("the Equity Committee") objects to confirmation of the Trustee's Plan and, instead, seeks approval of the Equity Committee's Second Amended Joint Plan of Reorganization ("the Equity Committee's Plan"). For the reasons set forth below, we will confirm the Trustee's Plan, if it is amended in accordance with this Opinion.

I.       FACTUAL BACKGROUND

         The Debtors filed petitions for relief under chapter 11 of the Bankruptcy Code ("the Code") on August 8, 2000 ("the Petition Date"). On that same day, the Debtors filed their First Joint Plan of Reorganization ("the Debtors' First Plan"). The Debtors' First Plan provided for: (1) the cancellation of all shareholder interests; (2) the issuance of new stock (representing 100% of the Debtors' equity) to Cerberus Partners, L.P. ("Cerberus"), Goldman Sachs Credit Partners


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(i) This Opinion constitutes the findings of fact and conclusions of law of the
Court pursuant to Federal Rule of Bankruptcy Procedure 7052, which is made applicable to contested matters by Federal Rule of Bankruptcy Procedure 9014.



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L.P. ("Goldman"), and Foothill Capital Corporation ("Foothill") who collectively held 100% of the Debtors' outstanding unsecured notes (collectively "the Noteholders"); and (3) payment of $2 million to the other general unsecured creditors. The Equity Committee opposed the Debtors' First Plan.

         In December 2000, at the conclusion of the confirmation hearings on the Debtors' First Plan, we found that the Debtors' CEO, Dan Crowley, was also employed as a consultant by Cerberus (the largest Noteholder). We concluded that this employment created a conflict of interest which tainted the Debtors' restructuring efforts. As a result, we denied confirmation of the Debtors' First Plan because we were unable to find that the Debtors had proposed their plan in good faith in accordance with section 1129(a)(3) of the Code.

         Thereafter, the Debtors created a special committee of independent directors ("the Special Committee") to review the Debtors' affairs and propose a new plan of reorganization. The Special Committee retained Harrison J. Goldin to perform an impartial investigation. After consultation with Goldin, the Debtors proposed a new plan of reorganization ("the Debtors' Second Plan"), which provided that the Noteholders would receive all of the Debtors' equity and the shareholders would receive $10 million (if their class voted in favor of the Second Plan and the creditors did not object to confirmation on the basis of the absolute priority rule). The Equity Committee opposed the Debtors' Second Plan. We held confirmation hearings to consider the Debtors' Second Plan over seven days in November and December 2001. On December 21, 2001, we denied confirmation of the Debtors' Second Plan. We found that the employment relationship between Crowley and Cerberus had not changed since the first confirmation hearings. Accordingly, we again held that we could not conclude that the Debtors' Second Plan satisfied the requirements of section 1129(a)(3).



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         Following the denial of the Debtors' Second Plan, we granted a motion for the appointment of a chapter 11 trustee to oversee the Debtors' operations and to facilitate the reorganization process. On March 7, 2002, the Court approved the United States Trustee's selection of Arlin M. Adams ("the Trustee") as the chapter 11 trustee in the Debtors' jointly administered cases.

         On December 19, 2002, the Equity Committee filed the Equity Committee's Plan, and on May 2, 2003, the Trustee filed the Trustee's Plan.(ii) The Trustee's Plan provides for: (1) a settlement with the Noteholders ("the Noteholders Settlement") whereby the Noteholders will release their preferred stock and the remaining $9 million due on their notes,(iii) make a $56 million contribution to the Debtors' estate, and receive a release from the Trustee of any claims, including derivative claims, that the Debtors may have against them, their officers, directors, and employees; (2) an immediate cash payment to the unsecured creditors of 100% of their allowed pre-petition claims plus the payment of post-petition interest (calculated at the federal judgment rate) from the net proceeds of the estate's claims against Crowley, certain outside directors, and PriceWaterhouseCoopers ("the Retained Litigation"); (3) the retention by Reorganized Coram of $10 million in working capital; (4) the cancellation of the shareholders' equity for a pro-rata distribution of the remaining Plan Funding Cash (which the Trustee estimates will be approximately $40 million) and the remaining net proceeds from the Retained Litigation Claims;


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(ii) Both the Equity Committee's Plan and the Trustee's Plan have been amended several times. Currently before us is the Equity Committee's Second Amended Plan filed on June 16, 2003, and the Trustee's Second Amended Joint Plan of Reorganization filed on April 15, 2004. (The Equity Committee filed a Third Amended Plan on June 14, 2004, several months after the confirmation hearings had ended and briefing was almost complete. However, that Plan was withdrawn.)

(iii) During the course of this bankruptcy case, the Debtors entered into three transactions whereby the Noteholders exchanged debt for Coram preferred stock. This was done to maintain sufficient equity in Coram to avoid violation of the Omnibus Budget Reconciliation Act of 1993 ("Stark II").



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(5) a settlement of the claims of Coram Resource Network, Inc. and Coram
Independent Practice Association, Inc. (collectively "R-Net") for an allowed general unsecured claim of $7.95 million;(iv) (6) the dissolution of CHC; and
(7) the issuance of all the common and preferred stock in Reorganized Coram to the Noteholders.

         The Equity Committee's Plan provides for: (1) the immediate cash payment to the general unsecured creditors, other than the Noteholders, of the full amount of their allowed claims with interest to the extent required by law;
(2) payment in full of the reduced claim of R-Net, $7.95 million, plus 2% from the Reorganized Debtors' net recoveries from the Litigation Claims(v) (to a maximum of $6 million); (3) the satisfaction of the Noteholders' allowed claims through the issuance of New Senior Notes(vi) and New Preferred Stock;(vii) and
(4) the retention by the shareholders of their equity interests in the Debtors. The Equity Committee's Plan also


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(iv) R-Net is an affiliate of the Debtors. An involuntary chapter 11 proceeding was filed against R-Net on August 19, 1999. R-Net's Plan of Reorganization, which incorporates the settlement with the Debtors, was confirmed on December 23, 2003, but is conditioned on the Trustee's Plan being confirmed. The R-Net Settlement also includes a waiver of the claims that R-Net may have against the Noteholders, their officers, directors, and employees.

(v) The Litigation Claims under the Equity Committee's Plan include actions against Goldman, Foothill, Cerberus, Feinberg, and/or Crowley alleging causes of action under the Racketeer Influenced and Corrupt Organizations Act ("RICO"), breaches of fiduciary duties, and fraudulent misrepresentation.

(vi) The term sheet for the New Senior Notes provides that they will: (1) be for the total amount of the Noteholders' allowed general unsecured claim for the remaining Notes held by them; (2) mature 60 months after the Plan's effective date; (3) have no amortization prior to maturity; (4) accrue interest at the rate of 8.0% per annum payable semi-annually, in arrears; and (5) be redeemable at the option of the Reorganized Debtors at any time at par plus accrued interest.

(vii) The term sheet for the New Preferred Stock provides that it will: (1) be for the total allowed claim of the Noteholders on account of their preferred stock; (2) contain an 11% per annum dividend, payable in arrears in kind or, at the option of the Reorganized Debtors, in cash; (3) be redeemed at the option of the Reorganized Debtors at any time (within 66 months of the effective date of the Equity Committee's Plan) at the Liquidation Preference amount plus any accrued and unpaid dividends.



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provides that a special litigation committee of the Board of Directors of the
Reorganized Debtors will have full and ultimate authority over the prosecution and settlement of the Litigation Claims.

         Hearings to consider the two plans were held over twelve days between September 30, 2003, and April 20, 2004. At the conclusion of the confirmation hearings, the parties submitted post-confirmation briefs. The matter is now ripe for decision.

II.      JURISDICTION

         This Court has jurisdiction over confirmation of the competing plans pursuant to 28 U.S.C. Sections 1334(b) & 157(b) (2) (A) & (L).

III.     DISCUSSION

         Currently before the Court are two competing plans of reorganization. Each plan proponent contends that its plan satisfies the provisions of the Code and is preferable to the other plan, which it argues does not satisfy the Code's requirements.

         A. Confirmability of the Trustee's Plan


         The Equity Committee asserts that the Trustee's Plan does not satisfy the requirements of the Code. In particular, the Equity Committee contends that the Trustee's Plan does not satisfy section 1129(a)(3) because the R-Net Settlement and the Noteholders Settlement were not proposed in good faith. The Equity Committee also contends that the Trustee's Plan violates the absolute priority rule and is not fair and equitable because it gives the Noteholders more than the amount of their claims by granting them releases and issuing them all of the stock of Reorganized Coram.

         The Trustee disagrees. He contends that he proposed both settlements in good faith because they are in the best interests of the Debtors. Further, the Trustee argues that his Plan



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does not violate the absolute priority rule because it provides shareholders with a greater distribution than the value of their interests.

                  1. Evaluation of Settlements

         Compromises are generally favored in bankruptcy. See Myers v. Martin (In re Martin), 91 F.3d 389, 393 (3d Cir. 1996). The consensual resolution of claims minimizes litigation and expedites the administration of a bankruptcy estate. Id. Under Rule 9019 of the Federal Rules of Bankruptcy Procedure, the approval of a compromise settlement is within the sound discretion of the bankruptcy court. See, e.g., Conn. Gen. Life Ins. Co. v. United Cos. Fin Corp. (In re Foster Mortgage Corp.), 68 F.3d 914, 917-18 (5th Cir. 1995); LaSalle Nat'l Bank v. Holland (In re Am. Reserve Corp.), 841 F.2d 159, 162 (7th Cir.
1987). In approving a settlement, the court does not have to be convinced that the settlement is the best possible compromise. Nellis v. Shugrue, 165 B.R. 115, 123 (S.D.N.Y. 1994). Rather, the court must only conclude that the compromise or settlement falls within the reasonable range of litigation possibilities. In re Penn Central Transp. Co., 596 F.2d 1102, 1114 (3d Cir. 1979). That is, the settlement need only be above "the lowest point in the range of reasonableness." Official Unsecured Creditors' Comm. of Pa. Truck Lines, Inc. v. Pa. Truck Lines, Inc. (In re Pa. Truck Lines, Inc.), 150 B.R. 595, 598 (E.D. Pa. 1992).

         When determining whether to approve a settlement, the bankruptcy court should consider: (1) the probability of success in the litigation; (2) the complexity, expense, and delay of the litigation involved; (3) the possible difficulties in collection; and (4) the paramount interests of creditors. See, e.g., Protective Comm. for Indep. Stockholders of TMT Trailer Ferry, Inc. v. Anderson, 390 U.S. 414, 424 (1968); Martin, 91 F.3d at 395. Additionally, the court should defer to a trustee's judgment so long as there is a legitimate business justification for his action. Martin, 91 F.3d at 395.



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                  a. R-Net Settlement

         The Trustee argues that the R-Net Settlement is proper because: (1) the settlement substantially reduces the amount of the R-Net claim from more than $41 million to $7.95 million, thereby permitting the payment of 100% to the other unsecured creditors under the Trustee's Plan; (2) the Debtors' counterclaim against R-Net is uncollectible because R-Net is in its own bankruptcy proceeding; and (3) settling with R-Net will allow the Trustee to avoid protracted, expensive, inconvenient, and uncertain litigation. The Trustee notes that the Equity Committee does not contest the proposed settlement amount; the Equity Committee incorporates the same figure in its Plan.

         Although the Equity Committee does not disagree with the amount of the R-Net Settlement, it argues that the settlement is not in the best interests of the Debtors' estate because it releases R-Net's claims against the Noteholders. The Equity Committee asserts that using estate funds to pay for the release of claims against the Noteholders is not proper.

         The Noteholders argue, of course, that R-Net has no claim against them and that, therefore, the releases they obtain under the R-Net Settlement are of no significance. That alone is unconvincing. If that were true, then the Noteholders would not be insisting upon a release from R-Net in this case.

         In addition, the Noteholders assert that the R-Net Settlement has been approved as reasonable in the R-Net case, without any objection by the creditors of R-Net. Therefore, the Noteholders argue that the R-Net Settlement must be reasonable. We also discount this argument. The fact that the settlement is reasonable to R-Net and its creditors does not mean that it is reasonable to the Debtors and their creditors. In fact, a one-sided settlement would be cheered by the side it favors even though it is a terrible deal for the side it disfavors. Thus, the



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fact that the settlement has been approved in the R-Net case is not evidence of its reasonableness in this case.

         However, there is sufficient evidence in this case to support the approval of the R-Net Settlement. The Noteholders are correct that there are serious impediments to the assertion of a claim against them by the R-Net estate. First, the R-Net claim against the Debtors is based on allegations of breach of contract relating to services rendered to Aetna, not on the Crowley conflict of interest. Second, there is a question whether the R-Net Creditors' Committee had the authority to prosecute any action against the Noteholders, since it was vested with authority only to prosecute actions against the Debtors. (Exh. Cerb-15.) See, e.g., Official Comm. of Unsecured Creditors of Cybergenics Corp. v. Chinery (In re Cybergenics Corp.), 330 F.3d 548, 579-80 (3d Cir. 2003).

         Additionally, the Trustee argues that the cost of litigating with R-Net would be prohibitive because there are twenty-five named parties and at least eleven law firms involved. He estimates the cost to be in the millions of dollars. He also notes that, because R-Net is in its own bankruptcy proceeding, the collection of any judgment that the Trustee may win against it is questionable. The benefits of the settlement are clear: the reduction of R-Net's claim against the Debtors from $41 million to $7.95 million, the avoidance of the cost and delay inherent in litigating with R-Net, and the agreement by the Noteholders to fund the Trustee's Plan.

         We conclude that the Trustee has established that the R-Net Settlement satisfies the test for approval of a compromise because: (1) the probability of the Trustee's success in the litigation is not assured; (2) it is very likely that the Trustee will have enormous difficulty in collecting from R-Net and in proposing a consensual plan of reorganization in this case that pays R-Net's asserted claim; and (3) the expense, inconvenience and delay caused by that litigation


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will adversely affect all the creditors in this case. See, e.g., TMT Trailer
Ferry, 390 U.S. at 424. Further, the paramount interest of the creditors in this case supports the settlement because it will permit the confirmation of a plan expeditiously that results in full payment to the general unsecured creditors. See, e.g., Martin, 91 F.3d at 395. Accordingly, the R-Net Settlement has been proposed in good faith and can be approved.

                  b. Noteholders Settlement

         The Trustee seeks approval of the Noteholders Settlement because it provides a complete recovery for creditors plus a significant recovery (at least $40 million) for shareholders. That settlement also preserves the estate's claims against Crowley and the outside directors for the benefit of the shareholders. Therefore, the Trustee asserts that the Noteholders Settlement is in the best interests of the estate.

         The Equity Committee argues, however, that the Noteholders Settlement is improper because it provides no material value to the estate and has no cost to the Noteholders. This argument had more merit when the Trustee's Plan provided that the $56 million contribution by the Noteholders would be in the form of a loan. Since the Reorganized Coram would be solvent upon emergence from bankruptcy, it would be able to repay that loan. Therefore, the Equity Committee's argument that the Noteholders were getting something (releases and the equity in the Reorganized Coram) for nothing had some validity.

         However, the Trustee's Plan has now been amended to provide that the Noteholders' contribution will be in the form of $38 million in cash and $18 million in the assumption of the IRS debt. Even as modified, though, the Equity Committee argues that the contribution by the Noteholders is a mirage. It argues that the Noteholders are contributing money to a company that they will control. Thus, it argues, the Noteholders will be able to repay their $56 million



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contribution to themselves at any time. We disagree with this analysis. The contribution of the Noteholders (together with the Debtors' cash on hand of approximately $40 million) will be used to fund the Trustee's Plan, including distributions exceeding $49 million to administrative, priority, and general unsecured creditors and approximately $40 million to the shareholders. (Exh. T-8.) The remainder will be used to assure that Reorganized Coram has sufficient working capital ($10 million) to operate. Therefore, the contribution of the Noteholders to the rehabilitation of the Debtors is not illusory as the Equity Committee suggests.

         The Equity Committee also argues that the Noteholders Settlement is fundamentally unfair. It argues that the Trustee cannot show that the Noteholders Settlement is reasonable because the Trustee did not independently investigate the claims the estate has against the Noteholders and settled those claims without filing (or even threatening to file) a lawsuit against them. We reject this argument, however, because it is in essence only a complaint about the Trustee's negotiating strategy. Rather than sue first and settle later, the Trustee sought to reach a compromise with all the parties before positions became hardened as a result of legal action. The Trustee met with both the Equity Committee and the Noteholders and asked both to give him their best case against the other. This process was not "fundamentally unfair" as suggested by the Equity Committee. Instead it was a reasonable effort to achieve a consensual plan which is the hallmark of a successful chapter 11 reorganization case. Unfortunately, the Trustee reached a settlement only with the Noteholders, not with the Equity Committee.

         Although the Trustee did not do an independent investigation of the claims, he did meet at length with the Equity Committee which had done an extensive investigation into the facts surrounding the Cerberus/Crowley relationship. In fact, the Equity Committee provided the Trustee with a draft complaint against the Noteholders and provided documents and other



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evidence to support that suit. We conclude that it was prudent and cost-effective for the Trustee, in determining what course of action to take, to rely on the Equity Committee's findings, rather than re-inventing the wheel. That the Trustee did not take the course of action advocated by the Equity Committee does not mean his tact was wrong.

         The Equity Committee also complains that the Trustee settled with the Noteholders before putting the Debtors on the market and determining what their enterprise value was. We accept the Trustee's assertion that a sale was not pursued because of the negative effect it could have on the operating results of the Debtors. Again, we find the Equity Committee's argument on this point to be more of a disagreement about the means by which the settlement was reached rather than about the substance of the settlement itself.

         Turning to the substance, we note that, although courts generally apply the three factor approach enunciated in TMT Trailer Ferry to determine whether a settlement is reasonable, the parties in this case agree that the first factor, the probability of success in litigation, dominates our review.

         The Trustee contends that the probability of succeeding on the claims against Foothill and Goldman is low. He asserts that his testimony and the testimony of Jerome Shestack established that the claims against Goldman and Foothill would probably not survive a motion for summary judgment, thus making a settlement preferable to litigation. The Trustee also contends that his conclusion is supported by the testimony of the Equity Committee's own witness, Roderick McKelvie, who refused to opine that these claims would survive a motion for summary judgment.

         The Trustee also asserts that it is proper for him to settle the Racketeering Influenced and Corrupt Organizations Act ("RICO") claims against Cerberus and Feinberg. The Trustee asserts



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that RICO claims are particularly difficult to prove because they require proof of a culpable person who conducts the affairs of a distinct enterprise through a pattern of racketeering in a way that proximately causes injury. 18 U.S.C.
Section 1962 (2000). He asserts that the burden of establishing a RICO pattern is substantial and costly.

         In its draft complaint against those parties, the Equity Committee asserted that the RICO scheme was to put the Debtors into bankruptcy so that the Noteholders could obtain the equity. The Trustee presented evidence rebutting this assertion. Shestack testified that, at the time the scheme allegedly began, the Debtor was already in a terrible financial position and a bankruptcy filing was imminent. (12/11/04 Shestack at 46-47.) He also testified that the plaintiff would have a tough time establishing that Crowley forced the Debtors into bankruptcy. In fact, the evidence suggests that Crowley actually improved the financial position of Coram by reducing debt and increasing earnings. (Id. at 51.)

         The Equity Committee alleges, however, that the fact that Crowley caused the Debtors to make a $6.3 million pre-petition payment to the Noteholders when they could have satisfied the Noteholders with notes establishes a RICO scheme. We agree with the Trustee that these allegations alone do not establish a viable claim. Although the pre-petition payment was unnecessary and improper considering the inevitable bankruptcy filing, this money was in fact due to the Noteholders. Thus, while this payment may have hurt the Debtors' cash position, we cannot agree with the Equity Committee that this establishes a scheme to force the Debtors into bankruptcy.

         Further, the Equity Committee asserts that the sale of CPS (a subsidiary of the Debtors) for substantially less than it was worth supports the existence of a RICO scheme. We disagree. If, as the Equity Committee asserts, the Noteholders' scheme was to drive the Debtors into



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bankruptcy so they could "steal" the company for themselves, it is inconceivable that they would have allowed the Debtors to sell CPS (which the Committee characterizes as the "crown jewel" of the Debtors) for less than its fair value. Furthermore, the evidence shows that the CPS sale was approved by the Debtors' board of directors before Crowley even became the CEO. (12/11/04 Shestack at 53.) In fact, the testimony establishes that Crowley was able to obtain a higher bid for CPS than was previously approved by the board and the Debtors' investment banker. (Id.) Thus, we cannot conclude that the sale of CPS establishes a scheme to put the Debtors into bankruptcy.

         Even if a RICO pattern or scheme could be proven, however, the Trustee argues that it would be difficult to prove causation and damages. In fact, the Trustee contends that the position of the Equity Committee's expert was novel: assuming causation by simply comparing the Debtors to an index of peer companies. The expert testified that since the Debtors under-performed this group of peer companies, they must have been harmed by the Noteholders' scheme. The Trustee challenges this conclusion. He argues that it is not proper to assume that every shortfall in the Debtor's performance is attributable to the conduct of Crowley and Cerberus. Therefore, he asserts that it will be difficult to establish what harm was caused to the Debtors by the Noteholders. With these inherent difficulties of proving a RICO scheme and establishing damages, the Trustee believes that the $56 million settlement is reasonable.

         Finally, the Trustee asserts that there is essentially no evidence that the Noteholders Settlement is unreasonable. The Equity Committee's expert, McKelvie, could not address the reasonableness of the settlement. Instead, McKelvie testified that he would defer to the people who had a better understanding of the facts and circumstances to determine its reasonableness. (3/5/04 McKelvie at 8, 16.) The Equity Committee's other witnesses also failed to address the



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reasonableness of the settlement. Although they talked about what the damages could be if the Equity Committee proved its theories, they did not address the issue of whether $56 million was reasonable as a compromise of the suit.

         While we recognize that a successful lawsuit against the Noteholders could produce damages that exceed $56 million, we conclude that the Noteholders Settlement is above the lowest point in the range of reasonableness. See, e.g., Pa. Truck Lines, 150 B.R. at 598. We agree with the Trustee that the claims against Goldman and Foothill have a low probability of success. No facts were presented to the Court to establish that they participated in a conspiracy to put the Debtors into bankruptcy. Even the RICO action against Cerberus and Feinberg is fraught with difficulty. Although we found that Crowley had a conflict of interest because of his undisclosed $1 million contract with Cerberus, success is far from guaranteed in a RICO action. A plaintiff in a RICO case often has a tough time proving causation and damages. Although we agree that there is significant evidence establishing that Crowley breached his fiduciary duties, there is no guarantee that the Trustee (or Equity Committee) could prove causation and damages in a suit against Cerberus and Feinberg. Further prosecuting that action will be costly. The parties apparently agree that the cost to the estate to prosecute such an action could be as much as $6 million. (Equity Committee's Third Amended Disclosure Statement at 30; 12/11/03 Shestack at 76.) Additionally, if the prior proceedings in this case are any indication, the delay inherent in prosecuting those claims would be lengthy. Accordingly, we agree with the Trustee that the Noteholder Settlement is reasonable considering the cost of pursuing the litigation and the likelihood of success.



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                  c. Releases Under a Plan

         The Trustee seeks approval of the settlements as part of the Trustee's Plan, which is permitted by section 1123(b) (3) (A).(viii) Where a compromise is part of a plan of reorganization, however, the court has the duty "to determine that a proposed compromise forming part of a reorganization plan is fair and equitable." TMT Trailer Ferry, 390 U.S. at 424. The standards for approval of a settlement under section 1123 are generally the same as those under Rule 9019, though the court should consider all factors relevant to a "full and fair assessment of the wisdom of the proposed compromise." Id.

         Where releases are granted to non-debtors under a plan of reorganization, additional factors are often relevant to determine the fairness of the compromise. See, e.g., Gillman v. Continental Airlines (In re Continental Airlines), 203 F.3d 203, 212-14 (3d Cir. 2000); In re Genesis Health Ventures, Inc., 266 B.R. 591, 608 (Bankr. D. Del. 2001); In re Zenith Elecs. Corp., 241 B.R. 92, 110 (Bankr. D. Del. 1999).

                  i. Release by Debtors

         In Zenith we identified five factors which are relevant to determine whether a release of a non-debtor by the debtor is appropriate: (1) an identity of interest between the debtor and non-debtor such that a suit against the non-debtor will deplete the estate's resources; (2) a substantial contribution to the plan by the non-debtor; (3) the necessity of the release to the reorganization; (4) the overwhelming acceptance of the plan and release by creditors and interest holders; and (5) the payment of all or substantially all of the claims of the creditors and interest holders under


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(viii) Section 1123(b) (3) (A) states that: " (b) Subject to subsection (a) of this section, a plan may -. . . (3) provide for - (A) the settlement or adjustment of any claim or interest belonging to the debtor or the estate." 11 U.S.C. Section 1123 (b) (3) (A).




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the plan. Zenith, 241 B.R. at 110 (citing In re Master Mortgage Inv. Fund, Inc.,
168 B.R. 930, 937 (Bankr. W.D. Mo. 1994)).

         We conclude that the Trustee's Plan meets this standard for approval of the release of the Noteholders by the estate. The Trustee's Plan does provide for repayment in full in cash of all creditors (except the Noteholders) and for a substantial distribution to the shareholders (at least $40 million). This is made possible by the substantial contribution (of $56 million) by the Noteholders to the Plan funding. The releases given to the Noteholders are an essential part of the Plan, since they would not provide the funding without the releases. The Trustee's Plan has been overwhelmingly accepted by all creditors who have voted on the Plan.(ix) Although the shareholders rejected the Trustee's Plan as a class, over 68% in number of those who voted did accept that Plan. Although the Noteholders do not share an identity of interest with the estate on the matter of the litigation (unlike a debtor's insurance carrier or directors and officers who may have indemnification agreements with the debtor), as the largest creditors and preferred shareholders they do share a common goal of achieving a reorganization of the Debtors. Therefore, we conclude that the Trustee's Plan, and the releases granted by the Debtors and the estate to the Noteholders, may be approved as fair and equitable.

                  ii. Release of Noteholders by Third Parties

         However, as we noted in Zenith, the provision of a plan of reorganization which purports to grant a release of claims by third parties against a non-debtor cannot be approved under the above standards. 241 B.R. at
111. The Trustee (and the Court) do not have the power to grant a release of the Noteholders on behalf of third parties. See, e.g., In re Digital Impact, Inc., 223

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(ix) Class 3 (general unsecured creditors) voted in favor of the Trustee's Plan by 96.6% in amount and 87.2% in number. Class 4 (the Noteholders) voted in favor of the Trustee's Plan by 100% in amount and number.




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



B.R. 1, 14 (Bankr. N.D. Okla. 1998) (bankruptcy court does not have jurisdiction to approve non-debtor releases by third parties); In re Arrowmill Dev. Corp., 211 B.R. 497, 506 (Bankr. D.N.J. 1997) ("Keeping in mind the Third Circuit's analysis that section 524(e) specifically limits the scope of the discharge, and that the Bankruptcy Code does not contemplate a discharge of nondebtors, this court holds that plans of reorganization may not contain provisions which discharge nondebtors."); In re Elsinore Shore Assocs., 91 B.R. 238, 252 (Bankr. D.N.J. 1988) (plan provisions deeming non-debtor proponents and their principals to be discharged and released from any and all claims were prohibited by the Code and relevant case law); In re Monroe Well Serv., Inc., 80 B.R. 324, 334 (Bankr. E.D. Pa. 1987) (debtors could not obtain confirmation of a plan which would attempt, over the objection of creditors, to discharge the obligations of non-debtors). Thus, to the extent the Trustee's Plan seeks approval of a release by third parties of claims they may have against the Noteholders (other than derivative claims which the Trustee has waived), it cannot be approved.

         However, a Plan is a contract that may bind those who vote in favor of it. See, e.g., Zenith, 241 B.R. at 111 (allowing release by any creditor who actually voted in favor of the plan); Arrowmill, 211 B.R. at 506 ("When a release of liability of a nondebtor is a consensual provision, however, agreed to by the effected [sic] creditor, it is no different from any other settlement or contract. . . ."); In re West Coast Video Enters., Inc., 174 B.R. 906, 911
(Bankr. E.D. Pa. 1994) ("each creditor bound by the terms of the release must individually affirm same"); Monroe Well Serv., 80 B.R. at 334-35 ("a plan provision permitting individual creditors the option of providing a voluntary release to nondebtor plan funders does not violate 11 U.S.C. Section 524(e)."). Therefore, to the extent creditors or shareholders voted in favor of the Trustee's

Plan, which provides for the release of claims they may have against the Noteholders, they are bound by that.

         The cases cited by the Trustee and the Noteholders to support the third party releases are clearly distinguishable. The Vencor case did not deal with whether a plan could allow a release of a third party claim; instead it involved whether a plan which had been confirmed could be modified or vacated because it contained such releases. We held that modification or vacation was not permitted because the request had been filed beyond the time allowed in the Code and Rules. In re Vencor, Inc., 284 B.R. 79, 83 (Bankr. D. Del. 2002). But see In re Davis Broad., Inc., 176 B.R. 290, 292 (M.D. Ga. 1994) (holding that bankruptcy court erred in not vacating confirmation order because court did not have jurisdiction to grant releases of third party claims, even though no creditor had objected).

         Similarly, the PWS and United Artists cases cited by the Trustee are distinguishable because they do not involve third party releases of the nature present in this case. Both of those cases dealt with provisions exculpating professionals for actions taken during the chapter 11 case. See, e.g., United Artists Theatre Co. v. Walton (In re United Artists Theatre Co.), 315 F.3d 217, 226 (3d Cir. 2003); In re PWS Holding Corp., 228 F.3d 224, 236-37 (3d Cir.
2000).

         In PWS, the exculpation clause provided that the professionals and members of the creditors' committee were not subject to claims of creditors for their actions during the chapter 11 case except for gross negligence or wilful misconduct. PWS, 228 F.3d at 245. The Court held that such a provision was not unreasonable or violative of section 524(e), because it merely restated the standard by which such parties would be liable to creditors under section 1103 of the Code. Id. at 246.

         In United Artists, there was a proposed release of nondebtors by third parties, but it was limited to those who had accepted the plan. United Artists, 315 F.3d at 224-25. The Court also approved an indemnification provision in the plan of reorganization, finding that such a provision was reasonable when considered in the context of state law. Id. at 229-33.

         The issues addressed in those cases are not what is before us, which is the release of third party claims against a non-debtor. Consequently, we are not persuaded that the third party releases of the Noteholders in this case, to the extent they have not been accepted by the parties affected, can be approved.

                  iii. Other Miscellaneous Releases

         Though not raised by any of the parties, we find that there are additional releases contained in the Trustee's Plan which cannot be approved. Specifically, the Trustee's Plan purports to release third party claims against the Trustee, the Equity Committee and their respective agents and professionals. (Trustee's Plan at Sections 9.2 & 9.4.) Such provisions are not permissible except to the extent they are limited to post-petition activity which does not constitute gross negligence or wilful misconduct. See, e.g., PWS Holding Corp., 228 F.3d at 236-37 (holding that exculpation clause in plan which frees parties and professionals from third party claims is permissible so long as it is restricted to applicable standard of the duty owed to the estate by that party and professional). To the extent the Trustee's Plan provides any release beyond the PWS ruling, it must be modified.

         Similarly, section 9.1 of the Trustee's Plan purports to grant a release of the Debtors and their officers and directors (excluding Crowley and certain others). No release of the Debtors is appropriate, since the Debtors are entitled only to the discharge provided by section 1141(d). No evidence has been presented of any contribution made by any director or officer of the Debtors supporting any release of them by the Debtors or any third party. See, e.g., Continental Airlines, 203 F.3d at 212-14 (holding that releases of directors and officers were not appropriate in absence of proof of substantial and necessary contribution to the reorganization plan). Consequently, section 9.1 of the Trustee's Plan must be stricken.

                  2. Valuation of the Debtors

         The Equity Committee further asserts that the Trustee's Plan is not confirmable because the Noteholders receive all the equity in Reorganized Coram, which is worth much more than the Noteholders' claims. Therefore, the Equity Committee argues that it is not fair and equitable under section 1129(b). See, e.g., In re Exide Techs., 303 B.R. 48, 61 (Bankr. D. Del. 2003) ("a corollary of the absolute priority rule is that a senior class cannot receive more than full compensation for its claims") (quoting Genesis Health Ventures, 266 B.R. at
612). Thus, a determination of the Debtors' value directly impacts whether the Trustee's Plan is "fair and equitable."

         Both the Trustee and the Equity Committee conducted their own valuations of the Debtors. The Trustee presented an enterprise valuation prepared by Ewing Bemis and Co. and SSG Capital Advisors, LLP (collectively "EB/SSG") while the Equity Committee presented a valuation prepared by Deloitte & Touche, LLP ("Deloitte"). Both EB/SSG and Deloitte determined the going concern value of the Debtors by applying the three standard valuation methodologies: (1) comparable public company analysis; (2) comparable transaction analysis; and (3) discounted cash flow analysis. Id. at 66. Despite using the same valuation methodologies, the end results were far from similar. Deloitte and EB/SSG included different assets in reaching their valuation conclusions, attached different weights to the three valuation methodologies, and took different positions regarding management's projections.

                  a. Going Concern Value

         The Equity Committee argues that the Trustees' experts undervalued the Debtors. In fact, the Equity Committee asserts that EB/SSG produced a low valuation to establish that equity was out of the money thereby providing support for the Trustee's Plan. The Equity Committee asserts that EB/SSG reached their low valuation by improperly relying on management projections that were biased and incorrect in four ways. First, EB/SSG accepted reserves created by management that had no basis in historical or industry experience. Second, EB/SSG's analysis accepted management's cash flow projections despite the fact that they contained computational errors that produced a low discounted cash flow. Third, EB/SSG did not conduct an independent analysis to determine whether any of management's original or revised projections were consistent with the market or the Debtors' actual performance. Finally, the Equity Committee contends that the EB/SSG valuation varied from the traditional valuation methodologies because they rejected multiples that produced results that they felt were outside the range of reasonableness or that did not fit their conclusions about the market.

         In response, the Trustee argues that the EB/SSG enterprise value is more realistic than Deloitte's because EB/SSG properly relied on management's projections, financial models, and other assumptions. Although EB/SSG did make minor adjustments to some of the figures, their valuation was based heavily on management's numbers. After applying the valuation methodologies, EB/SSG relied on their experience in the purchase and sale of healthcare companies to calculate a going concern value of approximately $220 million.

         The Equity Committee argues that its enterprise valuation is more appropriate than the Trustee's. Deloitte did not use management's projections because it felt they were too conservative. Instead, Deloitte applied upside projections previously prepared by the Debtors' own experts, EB/SSG.(x) Deloitte also adjusted EBITDA for items that it determined were not regular charges. Accordingly, before it applied the standard valuation methodologies, Deloitte made significant adjustments to management's established reserves, cash flow projections, growth projections, and EBITDA. Finally, Deloitte concluded that higher multiples were appropriate because of the Debtors' recent performance and because it determined the Debtors have a significant "specialty pharmaceutical" component. As a result, Deloitte concluded that the proper going concern value of the Debtors was approximately $279 million.

         The Trustee contends that the Deloitte valuation overvalues the Debtors. He asserts that Deloitte reached an inflated value by making numerous adjustments to management's projections and utilizing inflated multiples. The Trustee contends that Deloitte was able to obtain its artificially high valuation of the Debtors by mischaracterizing the company as a specialty pharmaceutical company. While the Trustee admitted that a small portion of the Debtors' business could be called specialty pharmaceutical, he argues that characterizing the company as such is very inaccurate because the Debtors operate under a vastly different business model. The Trustee also argues that it was inappropriate for Deloitte to substitute its own aggressive projections for management's carefully prepared projections. The Trustee asserts that Deloitte's inflated projections fail to recognize significant price pressures in the industry. Finally, the Trustee contends that Deloitte was able to achieve its artificially high valuation by making an excessive number of adjustments to earnings before interest, taxes, depreciation and amortization ("EBITDA"), raising the Debtors' EBITDA by 40%. The Trustee asserts that this was inappropriate because no purchaser would accept such extensive adjustments by a seller.

----------
(x) Before filing the Trustee's Plan, the Trustee considered selling the Debtors as a going concern. At that time, EB/SSG modified management's projections to create an upside projection.

         Before we proceed with our analysis of the competing valuations, we recognize each side's incentives to either overvalue or undervalue the Debtors. Exide, 303 B.R. at 61. We also understand that preparing valuations of companies is not an exact science. Experts and industry analysts often disagree on the appropriate value, even when employing the same analytical tools. "Simply put, when it comes to valuation issues, reasonable minds can and often do disagree. This is because the output of financial valuation models are driven by their inputs, many of which are subjective in nature." Peltz v. Hatten, 279 B.R. 710, 736-37 (D. Del. 2002). Although valuations are subjective, there are proper and improper methods of performing a valuation.

         In Exide, the Court was faced with a situation similar to this case when it was asked to determine "whether the Plan was proposed by self-interested management for the purpose of maximizing value and benefits to the Prepetition Lenders, who, it is alleged, will receive in excess of the full value of their claims." Exide, 303 B.R. at 58. To answer this question, the Exide Court was also required to analyze two competing valuations of the debtor. Id. While both experts used traditional valuation methodologies to determine the debtor's value, they reached different conclusions. Id. at 59. The debtor's expert used a "market-based approach" by analyzing the price that could be realized for the debtor's assets in their current state. Its expert made numerous subjective determinations that reduced the multiples prior to applying the valuation formula. Id. at 60. The creditors' committee argued that the most accurate way to determine the value of the debtor was by a straight-forward application of the three traditional valuation methodologies. The Exide Court agreed with the Committee and concluded that adjusting the company's value for the "taint" of bankruptcy was not appropriate because it would cause the debtor to be undervalued. Id. at 66. Accordingly, it held that the debtor's numerous downward adjustments were inappropriate. Id. at 68.

         In this case, both parties argue that the opposing valuation does not comply with Exide. The Equity Committee asserts that the EB/SSG valuation subjectively rejected the results of several traditional valuation methodologies. It asserts that the focus by EB/SSG on what a buyer would pay for the Debtors unfairly depressed the value because the Debtors are currently in bankruptcy. In contrast, the Trustee asserts that the Deloitte valuation does not comply with Exide because Deloitte rejected management's projections and adjusted the Debtors' projected growth rate upward, thereby achieving an artificially inflated value before it applied the traditional valuation methodologies.

         We conclude that the Equity Committee's reliance on Exide is misplaced. The Exide Court did not depart from established Third Circuit precedent that valuations must be analyzed in a realistic framework assuming a willing seller and a willing buyer. Travellers Int'l AG v. Trans World Airlines, Inc. (In re Trans World Airlines, Inc.), 134 F.3d 188, 193-94 (3d Cir. 1998). Here, the evidence did not establish that EB/SSG departed from the three traditional valuation methodologies in an attempt to artificially reduce the Debtors' value. The evidence simply shows that EB/SSG utilized management's conservative projections in a straight-forward application of those methodologies.

         The Equity Committee's assertions that management's projections are flawed because they are inconsistent with historical and industry experience is inaccurate. We accept as credible the testimony of the Debtors' representatives who described in detail the process of preparing and vetting the projections. Although there were minor computational errors, the overall product was reasonable and should not have been discarded whole cloth by the Equity Committee's expert. Further, the use of the EB/SSG "upside projections" by Deloitte was inappropriate. Those projections were a sales piece prepared by EB/SSG at a time when the Trustee was contemplating a sale of the Debtors. No buyer would have relied upon them as an indication of the Debtor's value, nor should we.

         We also disagree with the Equity Committee's assertion that valuation experts must include every possible valuation result. While the Court in Exide discredited the numerous subjective modifications to the valuation results made by the debtor's expert, the Court did not hold that a valuation expert must include unreasonable valuation results. Exide, 303 B.R. at 64. Instead, the Court rejected those results that strayed too far from generally accepted valuation methods. Id. After our review of the evidence, we cannot conclude that EB/SSG strayed from generally accepted valuation methodologies. While we agree that their numerical inputs (management's projections) may have been conservative, the evidence does not establish that EB/SSG made inappropriate downward adjustments. See id. at 66. Accordingly, we do not find that the EB/SSG valuation is improper.

         In contrast, we conclude that the Deloitte valuation is inconsistent with Exide because of Deloitte's numerous adjustments. Deloitte made many subjective adjustments to management's projections, growth rate, and its EBITDA. Deloitte also selected earnings multiples and comparable companies that would produce higher valuation figures. Specifically, Deloitte's valuation was largely premised on its assumption that the Debtors were comparable to specialty pharmacy companies. In fact, we find that the Debtors' business operations are very different, relying heavily on services provided by nurses. Given the chronic nursing shortage, the Debtors have increased costs which specialty pharmacy companies do not have. Further, given price pressures in, and the mature nature of, the Debtors' industry, we conclude that Deloitte's assumed growth rate of the Debtors was unrealistic. Although Deloitte did apply the three traditional valuation methodologies, we find that it made the type of adjustments which the

Exide Court criticized. That is, Deloitte took aggressive and optimistic views regarding the valuation and strength of the Debtors. Therefore, we do not find that the Deloitte valuation is an accurate reflection of the Debtors' value. Rather we accept the Debtors' valuation, $220 million, as the proper value of the Debtors as going concerns.

                  b. Confirmation Value

         The Equity Committee also argues that a proper valuation must include all elements of value available to the estate at the time of confirmation of the plan. Accordingly, the Deloitte valuation added to the going concern value of the Debtors the value of cash on hand, net operating losses ("NOLs"), goodwill amortization, and litigation claims. Although the Trustee recognizes that these additional assets exist, he argues that Deloitte should not have included them in its valuation because a purchaser would not pay for them. Even if these assets should be considered, the Trustee argues that Deloitte improperly inflated their worth.

         We agree with the Equity Committee that the valuation of the Debtors for purposes of confirmation must include all assets, even those a buyer may not value. See, In re New York, New Haven & Hartford R.R. Co., 4 B.R. 758, 772-73, 790-96 (D. Conn. 1980) (a proper confirmation valuation needs to take into account all elements of value available to a debtor); 7 Collier on Bankruptcy, Paragraph 1129.06[2][a] (15th ed. rev. 2003). Under the Trustee's Plan, the Debtors are not being sold to an outside buyer. Instead, the Noteholders are acquiring the Debtors. Therefore, we must determine what assets the Noteholders are acquiring and what their value is to the Noteholders.

         However, contrary to the Equity Committee's suggestion, we conclude that the valuation should not include the estate's litigation claims against PriceWaterhouseCoopers, Crowley, and the other directors, because the Trustee's Plan specifically provides that these assets will be distributed under the plan to the shareholders, after the unsecured creditors have received post-petition interest (at the federal judgment rate) on their claims. Since these "assets" are not being retained by the Reorganized Debtors (or the Noteholders) it is improper to account for them in the valuation.

         We also find that Deloitte improperly considered the value of Coram's goodwill amortization. Goodwill amortization is an intangible asset. It is part of what a buyer purchases when it buys a company as a going concern (as opposed to simply buying hard assets). Therefore, the determination of the going concern value already includes this asset. Consequently, we decline to add goodwill amortization to the Debtors' going concern value, because doing so would double count that asset.

         However, we conclude that Deloitte properly included the NOLs since their value is preserved for Reorganized Coram (and the Noteholders) under the Trustee's Plan. NOLs are often lost when a company is sold, because there is a change of ownership of more than 50%. See 26 U.S.C. Section 172 (2002). The Internal Revenue Code has an exception, however, which allows the preservation of NOLs where ownership is transferred to creditors under a chapter 11 plan. Id. at Section 382. Therefore, although the NOLs have no value to an outside buyer, we agree with the Equity Committee that they should be considered here because the Trustee's Plan contemplates their preservation for the benefit of Reorganized Coram (and the Noteholders). See, New York, New Haven & Hartford R.R., 4 B.R. at 772-73. In fact, NOLs can be a reorganized debtor's largest asset. See Chaim J. Fortgang & Thomas M. Mayer, Valuation in Bankruptcy, 32 UCLA
L. Rev. 1061, 1129-30 (1985).

         Nonetheless, we do not agree with Deloitte's position that the NOLs are worth $32.9 million. Scott Moeller ("Moeller"), Coram's Director of Taxation, testified that if the IRS challenged the Debtors' position, the NOLs would likely retain no value. (11/20/03 Moeller at 55.) Moeller testified that the Debtors' NOLs arose from the realization of losses on a consolidated basis. Moeller also admitted that while in bankruptcy the Debtors canceled debt. (Id. at 48). While the cancellation of debt in bankruptcy is not included in taxable income, the company must reduce certain tax attributes by the amount of the cancelled debt. (Id.) The Debtors took the position that the cancellation of debt exclusion should be done on a separate entity basis rather than on a consolidated basis, thereby reducing the NOLs by only $8 million. (Id. at 48-49.)

         Moeller testified that the IRS could argue that the Debtors may not take such inconsistent positions. If the Debtors were required to treat the reduction of debt on a consolidated basis, much of the NOLs would be lost. Moeller testified that the IRS position is strengthened by the Supreme Court ruling in United Dominion Indus., Inc. v. United States, 532 U.S. 822, 834-35
(2001) (concluding that consolidation of NOLs was the only proper method for an affiliated group of corporations). Accordingly, Moeller testified that there is a high likelihood that the IRS could successfully challenge the Debtors' tax positions, thereby limiting their use of the NOLs. The Trustee asserts that the Equity Committee's feasibility expert admitted the likelihood of a successful IRS challenge.

         Recognizing that there is a level of risk associated with the NOLs, we conclude that it is proper to value them in accordance with the testimony of Patrick Hurst ("Hurst"), the Noteholders' rebuttal witness. Although Hurst testified that the NOLs should not be utilized because no buyer would pay for them, he opined that the risk adjusted present value is approximately $10 million. We conclude that $10 million is a fair valuation of the Debtors' NOLs, which should be added to the value of the Debtors being retained by the Noteholders.

         The Equity Committee also argues that the Debtors' cash on hand adds value to the company (and the Noteholders). EB/SSG testified that this cash would not be available to a buyer, because it would be used to pay down claims. However, it is not proper for the Trustee to discount the cash on hand without similarly discounting the amount of claims against the estate. Therefore, we conclude that the value of the Debtors must include $31.2 million (the $41.2 million cash on hand minus the $10 million in operating capital on which the valuation of the Debtors as a going concern was premised).

         Finally, the Equity Committee asserts that the claims against the Noteholders (which are being released as a result of the Noteholders Settlement) are valuable assets of the estate that must be considered in determining what the Noteholders are receiving under this Plan. The Equity Committee asserts that those claims have a value in excess of $1 billion because of the fact that damages are trebled in RICO cases. As noted above, the Trustee and Noteholders contested both the validity of the RICO claims and the calculation of damages by the Equity Committee.

         We agree with the Trustee and the Noteholders that the Equity Committee's damage expert was not credible. We cannot conclude that, simply because the Debtors did not perform as well as its peers in the industry, they were damaged by the Noteholders' actions. Nor can we conclude that, if the Debtors were damaged by the Noteholders, its damages are determined by comparing its performance to those of its peers. Many other factors can account for the Debtors' poor performance.

         In the absence of credible proof of damages by the Equity Committee, we are left with the value that the Trustee and Noteholders have put on the claims: the $56 million that the Noteholders will pay to get a release of those claims. We recognize, of course, that $56 million is being contributed by the Noteholders for more than the releases (for 100% of the equity of Reorganized Coram for instance). However, based on the evidence presented, we can safely conclude that the value of those claims is no more than $56 million.

         After considering the competing valuations, the competing incentives of the parties, and the divergent evidence offered in support of the valuations we conclude that the value of the Debtors is less than $317 million.(xi)

                  3. Amount of Noteholders' Claims

         To determine whether the Noteholders are receiving more than their allowed claims, we must determine the correct amount of their claims. The Equity Committee asserts that we should allow the Noteholders' claims only at the amount as of the Petition Date (approximately $252 million). In contrast, the Trustee and the Noteholders assert that those claims and entitled to post-petition interest at the contract rate (currently the default rate of 15%) and, therefore, total at least $343 million. The Equity Committee argues that no post-petition interest should be allowed. Alternatively, if we determine that interest is due, the Equity Committee insists that it be at the federal judgment rate rather than the contract rate.

                  a. Allowance of Post-Petition Interest

         The Trustee and the Noteholders argue that the Noteholders are entitled to post-petition interest pursuant to section 1129(b)(2). That section requires that creditors receive payment of their claims in order of priority and in full before lesser claims or interests share in the assets of the reorganized debtor. See, e.g., In re Dow Corning Corp., 244 B.R. 678, 689 (Bankr. E.D.

----------
(xi) This figure is calculated by adding the going concern value of $220 million determined by EB/SSG, the $31.2 million in cash on hand, the $10 million in present value of the NOLs, and the value of the claims being released (less than $56 million). This figure fits within the range of valuations (from $150 to $376 million) done over the years by the various experts retained by the Noteholders, the Debtors, the Trustee and the Equity Committee. (See Exh. T-14, Cerb-13.)

Mich. 1999) (Dow II) (recognizing that creditors must receive payment in their established order of priority in full before lesser interests may share in the assets of the reorganized entity). This requirement is commonly referred to as the "absolute priority rule." The Noteholders and the Trustee assert that providing a distribution to shareholders before the Noteholders receive post-petition interest violates the requirements of the absolute priority rule.

         The Equity Committee asserts that denying post-petition interest to the Noteholders does not offend the absolute priority rule because that rule requires only that senior creditors receive payment of the allowed amount of their claims and that a claim does not include unmatured interest. 11 U.S.C.
Section 502(b)(2).(xii) Therefore, the Equity Committee argues that the absolute priority rule is not offended if the Noteholders receive only the full value of their claims as of the Petition Date.

         We disagree with the Equity Committee's arguments. While section 502(b)(2) provides that an allowed claim does not include interest unmatured as of the petition date, it does not prohibit the award of interest to creditors in all circumstances. See, e.g., Dow II, 244 B.R. at 691.

         For instance, where there is an allowed claim, secured by property which is worth more than the value of the claim, the secured claimant is entitled to post-petition interest on the claim. 11 U.S.C. Section 506(b); United Sav. Ass'n of Texas v. Timbers of Inwood Forest Assocs., Ltd., 484 U.S. 365, 372 (1988) (noting that over-secured claimants are entitled to interest on their claims).

         Further, in a chapter 7 liquidation case, where a debtor is solvent, a creditor is entitled to receive, as a fifth priority claim, post-petition interest. See 11 U.S.C. Section 726(a)(5); Onink v.

----------
(xii) Section 502(b)(2) states that: "the court . . . shall determine the amount of such claim as of the date of the filing of the petition, and shall allow such claim in lawful currency of the United States in such amount, except to the extent that . . . (2) such claim is for unmatured interest." 11 U.S.C. Section 502(b)(2).

Cardelucci (In re Cardelucci), 285 F.3d 1231, 1234 (9th Cir. 2002); Dow II, 244 B.R. at 691. Creditors must receive at least as much under a chapter 11 plan of reorganization as they would in a liquidation under chapter 7. 11 U.S.C. Section 1129(a)(7).

         Additionally, section 1124 contemplates that creditors may be paid interest when they are treated as unimpaired under a plan of reorganization. 11 U.S.C. Section 1124(1) (to be unimpaired a plan must not alter a creditor's legal, equitable or contractual rights). See also Solow v. PPI Enters. (U.S.), Inc. (In re PPI Enters. (U.S.), Inc.), 324 F.3d 197, 206 (3d Cir. 2003)
(explaining that in 1994 Congress amended section 1124 to overrule authority which had deprived unimpaired creditors of post-petition interest from solvent debtors); Dow II, 244 B.R. at 686 (holding that "a creditor's contractual right to interest retains validity during the pendency of chapter 11 reorganization.").

         Consequently, we conclude that payment of post-petition interest before any distribution to equity holders in a chapter 11 case is not prohibited by the Code and, in fact, may be required. See, e.g., Groundhog, Inc. v. San Joaquin Estates, Inc. (In re Joaquin Estates, Inc.), 64 B.R. 534, 536 (B.A.P. 9th Cir.
1986) (bankruptcy court abused its discretion in denying post-petition interest to unsecured creditor of solvent debtor in chapter 11 since interest would be paid under Section 726); In re Gaines, 178 B.R. 101, 103 (Bankr. W.D. Va. 1995) (interest must be paid to unsecured creditors under chapter 11 plan if debtor is solvent).

         The Equity Committee asserts, however, that approving post-petition interest on the Noteholders' claims would not be fair and equitable. The Equity Committee contends that denying post-petition interest to the Noteholders is "fair and equitable" because Cerberus created and continued Crowley's conflict of interest.

         The cases cited by the Equity Committee do not support its arguments. The Time Sales and Kingsboro Mortgage cases dealt with the effectiveness of a subordination agreement between creditors in liquidation cases under the Bankruptcy Act. In re Time Sales Fin. Corp., 491 F.2d 841, 844 (3d Cir. 1974) (finding that subordination agreement did not clearly require payment of post-petition interest to senior creditor before junior creditors could get any distribution in bankruptcy case);(xiii) Bankers Life Co. v. Mfrs. Hanover Trust Co. (In re Kingsboro Mortgage Corp.), 514 F.2d 400, 401 (2d Cir, 1975) (subordination agreement did not require that senior creditors receive post-petition interest before junior creditors received principal distribution in bankruptcy liquidation case).

         The instant case does not involve the interpretation of a subordination agreement; instead it deals with the interpretation of the Code provisions dealing with the allowance of interest on claims and the priority of distributions to creditors and shareholders. In addition, the cases cited by the Equity Committee involved a dispute between two groups of creditors rather than the relative rights of creditors vis-a-vis shareholders. Further, those cases were decided under the Bankruptcy Act rather than the Bankruptcy Code. Therefore, we conclude that the cases cited by the Equity Committee are inapposite.

         The cases cited by the Trustee and the Noteholders are on point and do support a finding that in certain circumstances an award of post-petition interest may be made to creditors under a chapter 11 reorganization plan before a distribution is made to shareholders. See, e.g., Cardelucci, 285 F.3d at 1234 (holding that when a debtor is solvent, the creditors are entitled to receive post-petition interest at the legal rate under a chapter 11 plan of reorganization); Dow II,

----------
(xiii) The Time Sales Court did not preclude the possibility that the senior creditor could get paid post-petition interest if the subordination agreement stated that clearly. 491 F.2d at 845.

244 B.R. at 692 (holding that when a debtor is solvent, the creditors are entitled to receive post-petition interest at the contract rate under a chapter 11 plan of reorganization).

         However, The Trustee's liquidation analysis (which the Equity Committee does not dispute) demonstrates that the Debtors' liquidation value (approximately $134 million) does not exceed the amount of its outstanding debt (at least $300 million). In this case, though, it is relevant to compare the amount of debt to the confirmation value ($317 million) because the Debtors are reorganizing instead of liquidating. Under that scenario the Debtors are solvent, and post-petition interest should be paid before shareholders get a distribution. Cardelucci, 285 F.3d at 1234; Dow II, 244 B.R. at 686. See also, Liberty Nat'l Enters. v. Ambanc La Mesa Ltd. P'ship (In re Ambanc La Mesa Ltd. P'ship), 115 F.3d 650, 654 (9th Cir. 1997) (holding that "the Plan violated the general absolute priority rule provided in the Code because it does not pay interest on Liberty's unsecured claim.").

         Thus, we conclude that the Noteholders are entitled to post-petition interest on their unsecured claims.

                  b. Rate of Post-Petition Interest

         If post-petition interest is appropriate at all, the Equity Committee argues that it should accrue at the federal judgment rate. 28 U.S.C. Section 1961(a).(xiv) See, e.g., Cardelucci, 285 F.3d at 1234 (interest may be paid at the federal judgment rate only).

----------
(xiv) Section 1961 of title 28 provides that: "Interest shall be allowed on any money judgment in a civil case recovered in a district court. . . . Such interest shall be calculated from the date of the entry of the judgment, at a rate equal to the weekly average 1-year constant maturity Treasury yield. . . ."
28 U.S.C. Section 1961. Section 1961 is applicable to bankruptcy courts as well as district courts. See In re Dow Corning Corp., 237 B.R. 380, 386 (Bankr. E.D. Mich. 1999) (Dow I) (citing In re Goldblatt Bros., Inc., 61 B.R. 459, 466 n.4 (Bankr. N.D. Ill. 1986)).

         The Equity Committee asserts that paying a creditor post-petition interest at its contract rate eliminates any incentive that the creditor would have to negotiate in good faith so that the case can be concluded expeditiously. In this case, in particular, the Equity Committee urges that paying the contract rate of interest is inequitable since the Noteholders are responsible for the delay in achieving a reorganization because of their-relationship with Crowley.

         Section 1129(a)(7) requires a plan of reorganization to provide non-consenting impaired creditors with at least as much as they would receive if the debtor was liquidated in chapter 7. 11 U.S.C. Section 1129(a)(7). As noted above, in a chapter 7 liquidation case, where the debtor is solvent, a creditor must receive post-petition interest on its claim before shareholders receive any distribution. 11 U.S.C. Section 726(a)(5).

         Section 726(a)(5) provides that a creditor must receive post-petition "interest at the legal rate." However, neither the Code nor its legislative history provides a definition of what that interest rate is. Most courts, however, conclude that term means the federal judgment rate. See, e.g., Cardelucci, 285 F.3d at 1234; In re Dow Corning Corp., 237 B.R. 300, 387
(Bankr, E.D. Mich. 1999) ("Dow I"); In re Melenyzer, 143 B.R. 829, 832-33 (Bankr W.D. Tex, 1992).

         Those courts reason that the purpose of post-petition interest is to compensate creditors for the delay between the petition date and the time of payment. Cardelucci, 285 F.3d at 1235; Dow I, 237 B.R. at 405. This is the same purpose served by post-judgment interest. Cardelucci, 285 F.3d at 1235; Dow I, 237 B.R. at 405-6. Because an allowed claim is the equivalent of a money judgment, these courts conclude that the federal judgment rate is the appropriate federal statutory rate of interest to be applied for post-petition interest. Cardelucci, 285 F.3d at 1235; Dow I, 237 B.R. at 391, 406.

         The Equity Committee suggests that our analysis end at this point and, if we conclude that the Noteholders are entitled to post-petition interest, that it be allowed only at the federal judgment rate. However, we are not convinced that Congress intended to supplant a party's contractual right to interest in all circumstances under chapter 11. See Dow II, 244 B.R. at 686 (holding that section 726(a) is applicable to chapter 11 cases through section 1129(a)(7) and merely sets the minimum that creditors must receive); In re Schoeneberg, 156 B.R. 963, 969 (Bankr. W.D. Tex 1993) (holding that the best interest test in section 1129(a)(7) requires that a creditor receive post-petition interest at the contract rate pursuant to section 725(a)(5)).

         Thus, we are not persuaded by the Equity Committee that section 1129(b) requires the use of the federal judgment rate for post-petition interest to be paid under a chapter 11 plan of reorganization. Instead, we conclude that the specific facts of each case will determine what rate of interest is "fair and equitable". Dow II, 244 B.R. at 692 (holding that amount of interest which should be paid to creditors in chapter 11 case is within the court's discretion).

         In making that determination in this case, we conclude that the actions of Cerberus and the other Noteholders are relevant. As we recognized at the conclusion of the first confirmation hearing, Crowley's consultation agreement with Cerberus created an actual conflict of interest that tainted the Debtors' restructuring of its debt, the Debtors' negotiation of a plan, and the Debtors' ultimate emergence from bankruptcy. The delay (and the additional expenses incurred by the Debtors inherent in that delay(xv)) is largely attributable to that conflict. It would be grossly unfair to pay the Noteholders default interest during that delay.

----------
(xv) Goldin estimated that the conflict of interest caused damages to the Debtors at least in the amount of additional professional fees ($5 to $6 million) and possible business losses ($7 to $9 million) resulting from the inability to confirm the Debtors' First Plan.

         Further, Goldin determined that Crowley did advance the interests of Cerberus (and the other Noteholders) by causing the Debtors to pay them $6.3 million in cash (instead of additional notes) at a time when the Debtors' cash was low and a bankruptcy filing was under active consideration. Further, despite our conclusion at the first confirmation hearing and the Goldin report, the conflict of interest did not cease. In fact, Crowley continued to receive almost $1 million a year from Cerberus, while serving as the Debtors' CEO and President. In re Coram Healthcare Corp., 271 B.R. 228, 235 (Bankr. D. Del,
2001). Under his agreement with Cerberus, Crowley was required to obey its instructions or risk the termination of his agreement. Id. At the conclusion of the second confirmation hearing, we held that Crowley should have been excluded from every decision that could have affected Cerberus' interests. Id. at 240.

         As a result of these peculiar facts, we conclude that allowing the Noteholders to accrue post-petition interest at their contractual default rate would not be fair and equitable. Certainly the actions of Cerberus warrant this conclusion. Even if the other Noteholders were not involved in the actual conflict of interest by Crowley, however, we conclude that they also should not get the contractual default rate of interest for the post-petition period. All the Noteholders received the benefit of the $6 million in cash (as opposed to notes) paid by the Debtors at Crowley's direction immediately before the bankruptcy case was filed. To the extent Crowley acted to advance Cerberus' interests in this case, he necessarily advanced the interests of the Noteholders. Further, the Noteholders have consistently acted as a group in this case in advancing their interests and opposing the Equity Committee. Consequently, we do not feel compelled by the equities to pay them a default rate (l5%) or their contract rate (9%) of interest while the Debtors were in bankruptcy. Therefore, we conclude that the federal judgment rate is fair and equitable.

         Allowing the Noteholders' claims (with interest at the federal judgment rate) results in a claim of approximately $262 million. All other outstanding claims against the Debtors total approximately $49 million. (Exh T-8.) Therefore total claims are approximately $311 million. The value of the Debtors is less than $317 million. Consequently, the shareholders' equity totals no more than $6 million. Since the Trustee's Plan provides a greater distribution to shareholders (at least $40 million), we find that the Noteholders are not receiving more under that Plan than the allowed amount of their claims.

         Accordingly, we conclude that the Trustee's Plan (so long as the releases are modified as detailed above) is fair and equitable and complies with section 1129(a) and (b).

         B. Confirmability of the Equity Committee's Plan

         The Trustee and the Noteholders argue that the Equity Committee's Plan is not confirmable because it fails to meet several of the requirements of the Code. The Trustee and the Noteholders initially object to the Equity Committee's Plan because they assert that no impaired class of creditors voted to accept that Plan. 11 U.S.C. Section 1129(a) (10) (court shall confirm a plan of reorganization only if there is at least one impaired class that votes to accept the plan).

         From the Report of Plan Voting filed on June 11, 2004, it is clear that no class of impaired creditors in the Coram case accepted the Equity Committee's Plan. However, that Report states that in the CHC case,(xvi) class CHC 3 did accept the Equity Committee's Plan by 77.1% in amount and 59.5% in number. See 11 U.S.C. Section 1126(c) (a class of claims has accepted a plan if at least two thirds in amount and one half in number of claims voting on the plan have accepted it).

----------
(xvi) Unlike the Trustee's Plan, the Equity Committee's Plan separately classified the Coram and CHC creditors.

                  1. Classification of Claims

         The Trustee and the Noteholders assert that, although class CHC 3 did appear to accept the Equity Committee's Plan, that class was improperly constituted. The Trustee argues that instead of one class of unsecured creditors, the Equity Committee's Plan improperly classifies unsecured claims in three classes: the R-Net claim, the Noteholders' claims and the general unsecured claims. See, e.g., FGH Realty Credit Corp. v. Newark Airport/Hotel Ltd. P'shp, 155 B.R. 93, 99 (D.N.J. 1993) ("Unsecured claims will, generally speaking, comprise one class, whether trade, tort, publicly held debt or a deficiency of a secured creditor [because] they are claimants of equal rank entitled to share pro rata in values remaining after payment of secured and priority claims." ) (quoting In re 266 Washington Assocs., 141 B.R. 275, 282 (Bankr. E.D.N.Y. 1992)).

         We disagree with the Trustee's argument that separate classification of unsecured claims is per se improper. Section 1122 of the Code provides that claims that are not "substantially similar" may not be placed in the same class; it does not expressly prohibit placing "substantially similar" claims in separate classes. 11 U.S.C. Section 1122(a). In fact, the Third Circuit has approved separate classification of unsecured claims. In re Jersey City Med. Ctr., 817 F.2d 1055, 1061 (3d Cir. 1987) (approving classification of general unsecured creditors into different classes: doctors' indemnification claims, medical malpractice claims, employee benefit claims and trade claims). See also, Teamsters Nat'l Freiqht Indus. Negotiating Comm. v. U.S. Truck Co., Inc. (In re U.S. Truck Co., Inc.), 800 F.2d 581, 587 (6th Cir. 1986); Barnes v. Whelan, 689
F.2d 193, 200-01 (D.C. Cir. 1982); In re LeBlanc, 622 F.2d 872, 879 (5th Cir.
1980).

         The Trustee and the Noteholders argue, nonetheless, that the classification in the Equity Committee's Plan is improper because it is used solely to create an accepting impaired class.

They assert that the Equity Committee gerrymanders the votes by separately classifying the unsecured creditors, because this is the only way it can obtain an accepting class of impaired creditors. They argue that, if the Equity Committee's Plan properly classified the unsecured creditors in one class, it would not have an accepting class of impaired creditors.

         The Equity Committee responds that the separate classification of unsecured claims is permissible because it is rational and is not designed to gerrymander the votes. The Equity Committee contends that allowing the votes of the trade creditors to be dominated by the Noteholders' opposition to the Equity Committee's Plan would be improper.

         Even though similar claims may be placed in separate classes, plan proponents cannot do so when it would be unreasonable. The Third Circuit has held that "it seems clear that the Code was not meant to allow a [plan proponent] complete freedom to place substantially similar claims in separate classes." John Hancock Mut. Life Ins. Co. v. Route 37 Bus. Park Assocs. (In re Route 37 Bus. Park Assocs.), 987 F.2d 154, 158 (3d Cir. 1993). If a plan proponent could separately classify substantially similar claims at its discretion, it could construct a classification scheme designed to secure approval through arbitrary classes. Id. This would effectively eliminate the requirement of plan acceptance by creditors. Id. Accordingly, the Third Circuit found that "the classification of claims or interests must be reasonable." Id. (quoting Jersey City Medical, 817 F.2d at 1061).

         Where the sole purpose and effect of creating multiple classes is to mold the outcome of the voting to effectuate a "cram down," each class must represent a voting interest that is sufficiently distinct and weighty to merit a separate voice in determining whether the proposed reorganization should proceed. John Hancock, 987 F.2d at 159. See also, Phoenix Mutual Life Ins. Co.
v. Greystone III Joint Venture (In re Greystone III Joint Venture), 995 F.2d 1274, 1279

(5th Cir. 1991) ("thou shalt not classify similar claims differently in order to gerrymander an affirmative vote on a reorganization plan").

         A proper determination of whether claims are "substantially similar" focuses on the nature of the claims. In re FF Holdings Corp. & Farm Fresh, Inc., 1998 U.S. Dist. LEXIS 10741 *13 (D. Del. Feb. 17, 1998). The "primary analysis centers upon the legal attributes of the claims and not upon the status or circumstances of the claimant. Emphasis is not upon the holder so much as it is upon that which is held." Id. (quoting In re Northeast Dairy Coop. Fed'n, Inc., 73 B.R. 239, 250 (Bankr. N.D.N.Y. 1987)).

         Currently, the Noteholders,(xvii) R-Net and the trade creditors hold general unsecured claims against the Debtors' estate with the same priority. The R-Net claims arose from services provided by R-Net to Coram in connection with an agreement with Aetna U.S. Healthcare. They are substantially similar to those of the general unsecured creditors in legal attributes and priority status. The Noteholders' claims, however, arose from the purchase of notes, not the provision of services to the Debtors.

         The Equity Committee argues that the separate classification of R-Net is proper because it does not provide any ongoing services to the Debtors, while the trade creditors currently are, and will in the future be, providing services to Reorganized Coram. Numerous courts have held that separate classification and treatment of trade claims is acceptable if the separate classification is justified because they are essential to a reorganized debtor's ongoing business. See, e.g., FF Holdings, 1998 U.S. Dist. LEXIS at *16; In re Richard Buick, Inc., 126 B.R. 840, 852 (Bankr. E.D. Pa. 1991).

----------
(xvii) Although the Noteholders converted much of their unsecured claims to preferred stock so that the Debtors complied with Stark II, the terms of that conversion required that their claims be treated as general unsecured claims for purposes of confirmation of the plan.

         However, we do not agree that the asserted justification is convincing in this case. If the continued support of the Debtors' reorganization by the trade creditors was so important to justify their separate classification, the Equity Committee's Plan would provide them with more favorable treatment. Instead, the Equity Committee's Plan proposes to treat trade creditors less generously than it treats R-Net.

         Finally, the Equity Committee argues that separately classifying R-Net's claims is proper because, as an insider creditor, it was in a superior position to evaluate the risks of dealing with the Debtors. However, a proper determination of what claims are "substantially similar" focuses on the legal attributes of the claims, not who holds them. FF Holdings, 1998 U.S. Dist. LEXIS 1074 *13. The legal attributes of R-Net's general unsecured claim are no different from the legal attributes of the trade creditors' general unsecured claim. Thus, separately classifying R-Net because it is an insider is not appropriate, especially since R-Net is given more favorable treatment.(xviii)

         We conclude that, based on applicable Third Circuit precedent, the separate classification of R-Net is improper. See John Hancock, 987 F.2d at 157. Therefore, R-Net's claims must be included in the same class as the trade creditors. However, that has no effect on the vote of class CHC 3 to accept the Equity Committee's Plan. The class CHC 3 creditors would still have accepted the Equity Committee's Plan by 71% in amount and 58% in number (as opposed to 71% in amount and 59.5% in number under the current classification). (See Report of Plan Voting filed on June 11, 2004.)

----------
(xviii) One might argue that R-Net's votes should not be considered because it is an insider. However, section 1129(a)(10) provides that courts should not consider "any acceptance of the plan by an insider" in determining whether there is an accepting class of creditors. 11 U.S.C. Section 1129(a)(10) (emphasis added). The votes of an insider rejecting a plan are not excluded under that section. See In re United Marine, Inc., 197 B.R. 942, 946 (Bankr. S.D. Fla.
1996).

         The Trustee and the Noteholders also argue that the Noteholders' claims should be included in the same class as the general unsecured creditors and R-Net in the Equity Committee's Plan. The Equity Committee argues that the Noteholders' claims should remain separately classified. It argues that those claims arose from the purchase of notes, not the provision of services. Therefore, the Noteholders' claims are not similar to the other general unsecured claims because they did not provide services to them and clearly will not be providing future services to Reorganized Coram. In addition, the Equity Committee argues that the inequitable conduct of the Noteholders mandates their separate treatment because the Noteholders should not be permitted to control the vote of the unsecured creditor class. We reject this argument, however, because classification of claims should not be permitted solely on the basis of how the plan proponent thinks the creditor will vote. That its gerrymandering.

         However, we also reject the argument of the Trustee and the Noteholders that the Code mandates that the Noteholders be placed in the general unsecured creditor class. The Trustee's Plan, which the Noteholders support, classifies (and treats) the Noteholders separately from the general unsecured claims. Thus, it is disingenuous for the Trustee to assert that the separate classification of those claims in the Equity Committee's Plan is improper. Further, we are convinced that the Noteholders do represent a voting interest that is sufficiently distinct from the trade creditors to merit a separate voice in this reorganization ease. See, e.g., John Hancock, 987 F.2d at 159.

         Accordingly, we conclude that the Equity Committee's Plan does not properly classify R-Net's claim, but this has no effect on the voting. Further, we conclude that the separate classification of the Noteholders was reasonable.

                  2. Impairment

         The Trustee and the Noteholders also argue that the Equity Committee's Plan is not confirmable because it lacks an accepting vote from an "impaired" class of creditors. Section 1124 provides that a claim is impaired under a plan if the plan alters the legal, equitable, or contractual rights of the claimant. See 11 U.S.C. Section 1124(a)(1). That is, if the proposed plan of reorganization does not leave the creditor's rights entirely unaltered, the creditor's claim is impaired. PPI Enters., 324 F.3d at 202.

         The Equity Committee's Plan classifies the unsecured creditors' claims as impaired because, the Equity Committee asserts, its Plan alters the rights of creditors by providing them with post-petition interest at the federal judgment rate. We disagree. The Equity Committee's Plan provides that the creditors will get paid in cash the allowed amount of their claims plus Full Interest, which is defined as "the federal judgment rate (28 U.S.C. Section 1961) or at such other interest rate as is determined by the Court at the Confirmation Hearing, that will cause the Plan to conform to and meet the requirements of applicable law. . .. ." (Equity Committee's Plan at 5, 14.) The Equity Committee's Disclosure Statement explains that "all creditors, other than the Noteholders and Preferred Stockholders, will be paid the full amount of their Allowed Claims in Cash after the Equity Committee Plan is confirmed, together with interest to the extent required by law." (Equity Committee's Third Amended Disclosure Statement at p. 28 (emphasis added).) Thus, the Equity Committee's Plan provides for interest to the general unsecured creditors in class CHC 3 and C 3 at whatever rate is determined to be the proper rate of interest due them. The Equity Committee's Plan does not impair creditors' rights at all.

         The Equity Committee appears to confuse "two distinct concepts: (1) plan impairment, under which the [plan proponent] alters the 'legal, equitable and contractual rights to which the claim entitles the holder of such claim,' and (ii) statutory impairment, under which the operation of a provision of the Code alters the amount that the creditor is entitled to under nonbankruptcy law." See PPI Enters., 324 F.3d at 203 (quoting In re PPI Enters. (U.S.), Inc., 228 8.R. 339, 353 (Bankr. D. Del.
1998)).

         It is not the Equity Committee's Plan which limits the rights of the class CHC 3 and C 3 creditors. Instead, if their rights are altered at all, it is because of the Code and decisional law under the Code. Accordingly, these claims are not impaired under section 1124(1). Consequently, we conclude that the Equity Committee's Plan contains no impaired class which has voted to accept the Plan. Thus, it is not confirmable. 11 U.S.C. Section 1129(a)(10).

         C. Which Plan Should Be Confirmed

         Even if we were to conclude that the Equity Committee's Plan is confirmable, we would still not confirm it over the Trustee's Plan. Section 1129(c) provides that "[i]f the requirements of subsection (a) and (b) of this section are met with respect to more than one plan, the court shall consider the preferences of creditors and equity security holders in determining which plan to confirm." 11 U.S.C. Section 1129(c). In this case, the preferences of the creditors clearly favor the Trustee's Plan. According to the Report of Plan Voting, the creditors accepted the Trustee's Plan by substantial margins: 100% of the Noteholders and 96.6% in amount and 87.2% in number of the general unsecured creditors. In contrast, the Noteholders unanimously rejected the Equity Committee's Plan and the Coram general unsecured creditors (including the R-Net claim) rejected the Plan by 99.9% in amount and 37.5% in number. The general unsecured creditors of CHC voted in favor of the Equity Committee's Plan by a margin of 77.1% in amount and 58% in number. Creditors were permitted to express a preference on their ballots; eighteen preferred the Trustee's Plan while one Coram creditor and nine CHC creditors preferred the Equity Committee's Plan. From the vote it is clear that the creditors prefer the Trustee's Plan to the Equity Committee's Plan.

         The shareholders preferred the Equity Committee's Plan, though not by overwhelming numbers. Three hundred eighty (380) shareholders voted in favor of the Trustee's Plan while four hundred fifty-six (456) voted in favor of the Equity Committee's Plan. One hundred seventy-two (172) expressed a preference for the Trustee's Plan, while two hundred sixty-eight (268) expressed a preference for the Equity Committee's Plan.

         There is an additional reason to confirm the Trustee's Plan over the Equity Committee's Plan: the Trustee's Plan is more feasible. The Trustee's Plan provides for immediate payment of creditors (from cash on hand and funds contributed by the Noteholders) and the issuance of stock to the Noteholders. There is no payout over time and, therefore, no uncertainty that the Plan can be consummated.

         In contrast, the Equity Committee's Plan provides for an extended period (over five years) before the Noteholders will be paid in full. Even without considering the arguments of the Noteholders and the Trustee that Reorganized Coram's operations will not be sufficient to make those payments, we can easily conclude that the Equity Committee's Plan presents more uncertainty than the Trustee's Plan.

         Further, under the Equity Committee's Plan, the stock in CHC will remain in the hands of the existing shareholders. Consequently, under the Equity Committee's Plan, the Reorganized Debtors will have to maintain a net equity in accordance with Stark II. This will likely lead to the need for additional financing or reorganization. In contrast, under the Trustee's Plan, the stock will be issued to the Noteholders. As a privately held company, Reorganized Coram will not be required to comply with the net equity requirements of Stark II.

         Consequently, we conclude that the Trustee's Plan, if modified, is preferable and should be confirmed.

IV. CONCLUSION

         For the reasons stated above, we conclude that the Equity Committee's Plan improperly classifies unsecured creditors and has not been accepted by an impaired class of claims. Therefore, we conclude that it is not confirmable.

         Although we find that providing the Noteholders with releases from third parties who have not consented to those releases is not fair and equitable and that the other release provisions of the Plan are improper, we conclude that the Trustee's Plan otherwise is confirmable. Accordingly, we will confirm the Trustee's Plan, if it is modified in accordance with this Opinion.

         An appropriate order is attached.


                                            BY THE COURT:

                                            /s/ MARY F. WALRATH
                                            ------------------------------------
Dated:  October 5, 2004                     Mary F. Walrath
                                            United States Bankruptcy Judge